FOR IMMEDIATE RELEASE
Please Contact:	Banyan Corporation (800) 808-0899	PRESS RELEASE
e-mail: info@chiropracticusa.net
www.ChiropracticUSA.net
www.Banyancorp.com

BANYAN SUBSIDIARY, CHIROPRACTIC USA, ENTERS
AGREEMENTS FOR SOUTH CAROLINA
AND GEORGIA MARKETS

LOS ANGELES (Sept. 18, 2003)--Banyan Corporation (OTCBB: BANY) subsidiary Chiropractic USA, Inc. (Chiropractic USA) has entered Area Representative agreements for South Carolina and Georgia with the 1999 Chiropractor of the Year, Dr. Marvin Arnsdorff, effective October 1, 2003. These agreements allow for the development of a minimum of 100 Chiropractic USA clinics in South Carolina and Georgia, which, if achieved, will add over $25 million of royalty sales per annum to the Chiropractic USA system. In addition to the Area Representative agreements, Dr. Arnsdorff is converting his Mt.Pleasant, South Carolina-based, East Cooper Health Clinic into a Chiropractic USA franchise effective October 1, 2003.

As well as being a successful practitioner, Dr. Arnsdorff is President of Body Mechanics, Inc. and co-creator of “Backpack Safety America”, an educational program, which promotes children's spinal health. Since 1998, Backpack Safety America doctors have presented in-school programs to over 1.6 million students on four different continents.

"Our office has always been dedicated to providing Chiropractic services at the highest level of excellence,” said Dr. Arnsdorff. “We have an intense commitment to get our patients well naturally, educate them about true health and inspire them to stay healthy and seek peak performance through Chiropractic. I'm very excited about joining forces with Chiropractic USA to help spread message throughout the United States"

"We are delighted to have Dr. Arnsdorff as our Area Representative in both South Carolina and Georgia," Banyan Chief Executive Officer Michael Gelmon said. "Not only do we expect Dr. Arnsdorff to meet his minimum goal of 100 clinics over the term of the agreements, we expect him to easily double the growth requirements when looking at the size of the markets and his high-profile standing in the community.”

Dr. CJ Mertz Director of Chiropractic USA and founder of The Waiting List Practice (“WLP”) commented, “I have known Dr. Marvin Arnsdorff for 16 years as a friend and as a client. He has received the highest honors in WLP and has been awarded one of only 28 Chiropractors ever awarded All-World status. Dr. Arnsdorff has built one of the most prestigious Chiropractic practices in the United States of America. He is author of the first Chiropractic book for children. He is the co-developer of Backpack Safety America and is a sought after speaker in Chiropractic. I am honored to have my dear friend as an Area Representative for Chiropractic USA.”

-more-

Dr. Arnsdorff's Area Representative agreements for South Carolina and Georgia, in addition to existing Chiropractic USA agreements in Iowa, Hawaii, California, Michigan, Louisiana, and Florida, create franchised locations producing system-wide royalty sales for Chiropractic USA in excess of $150 million per annum if growth targets are met. Chiropractic USA is currently in negotiations with various other area representatives and currently has dozens of franchise applications under review from all areas of the country.

Banyan President Cory Gelmon concluded, “With the addition of Dr. Arnsdorff to our team we have again attracted one of the country’s most respected Chiropractors to Chiropractic USA. More and more leaders of the Chiropractic community, after researching our Chiropractic USA programs, are, for various reasons, eager to get involved in our growing movement.”

Chiropractic USA’s CEO, Michael Gelmon, will be addressing an estimated 700 of the top producing chiropractors and assistants in the country this weekend in Las Vegas at the “Total Skills Integration Seminar” organized by the Waiting List Practice and conducted by Dr. CJ Mertz.

Please contact Banyan Corporation Investor Relations toll-free at 877-980-3114. For more information about Chiropractic USA, please visit the Chiropractic USA Web site at www.ChiropracticUSA.net.

About Chiropractic USA, Inc.
Chiropractic USA, a subsidiary of Banyan Corporation, was founded in 2001 to establish a national franchise brand in the chiropractic industry. Banyan President Cory Gelmon and Banyan Chief Executive Officer Michael Gelmon are franchise lawyers who founded Domino’s Pizza of Canada Ltd. In early 2003, chiropractic coaches Dr. CJ Mertz of Team WLP and Dr. Dennis Nikitow of Certainty Products joined the Chiropractic USA Management Team. Chiropractic USA embarked on its plan in July 2002 by acquiring a chain of chiropractic clinics in Louisiana to serve as the Chiropractic USA flagship.

About Banyan Corporation
Banyan Corporation is a publicly traded holding company focused on investing in and building a network of operating subsidiaries engaged in various innovative businesses. Currently the company’s subsidiary, Chiropractic USA’, Inc., is focusing on the development of branded Chiropractic clinics throughout North America by way of acquisitions of existing clinics as well as franchising Chiropractic clinics under its marks and uniform operating systems and practices. The company’s other subsidiary, Banyan Financial Services, Inc. is providing practice finance solutions to the Chiropractic, Medical, Dental and Healthcare communities.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Banyan Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Banyan Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors. For a description of additional risks and uncertainties, please refer to Banyan’s filings with the Securities and Exchange Commission.

* * *